Exhibit 6.12

ANNEX NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Annex No. 1 (the "Annex") forms an integral part of the Executive Employment Agreement dated July 29, 2024 (the "Agreement"), entered into by and between Doc.com Inc., a Delaware corporation (the "Company"), and Dr. Lesly Kernisant (the "Executive").

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1. Elimination of Exchange Value Reference

Section 5(c) (Options) of the Agreement is hereby amended as follows:

The following text is deleted in its entirety and shall have no further force or effect:

"THE PARTIES EXPRESSLY AGREE, ACKNOWLEDGE AND UNDERSTAND THAT THE STIPULATED EXCHANGE VALUE OF ALL SHARES REFERRED TO THE STOCK OPTIONS HEREIN DESCRIBED IN SECTION C SHALL BE ONE AMERICAN DIME ($0.10 PER SHARE)."

No exchange value, deemed value, or per-share valuation is established by the Agreement or this Annex, except as expressly approved by the Board of Directors and reflected in the applicable equity award documentation.

2. Equity Plan Governance

For the avoidance of doubt, all equity-based compensation, including without limitation stock options and Restricted Stock Units ("RSUs"), shall be governed exclusively by:

- the applicable Equity Incentive Plan of Doc.com Inc., as adopted and amended from time to time;
- the terms of the individual equity award agreements approved by the Board of Directors or its authorized committee; and
- all applicable securities laws and regulations, including those promulgated by the U.S. Securities and Exchange Commission.

Nothing in the Agreement or this Annex shall be construed as creating a right to equity issuance absent such approvals.

3. Signing Bonus Converted to RSUs

Section 5(a) (Salary) of the Agreement is hereby amended as follows:

The following text is deleted in its entirety:

"Company shall award to Executive a signing bonus of 50,000 Class A common shares."

and replaced with the following:

"Company shall grant to Executive a signing bonus economically equivalent to fifty thousand (50,000) Class A common shares, to be granted in the form of Restricted Stock Units ('RSUs').

Such RSUs shall represent the right to receive an equivalent number of Class A common shares of the Company, subject to the terms and conditions of the applicable equity plan and award agreement.

The RSUs shall be granted exclusively upon the occurrence of a liquidity event, including, without limitation, the listing of the Company's Class A common stock on a major national securities exchange.

Any portion of such RSUs attributable to services rendered by the Executive prior to the occurrence of such liquidity event shall be deemed earned for service purposes but shall not be issued, settled, or transferable until such liquidity event occurs.

All RSUs granted hereunder shall be subject to approval by the Company's Board of Directors (or its duly authorized committee) and shall comply with all applicable securities laws, including the rules and regulations of the U.S. Securities and Exchange Commission."

4. No Other Modifications

Except as expressly modified by this Annex, all other terms and conditions of the Agreement remain unchanged and in full force and effect, and the Agreement is hereby ratified and confirmed in all respects.

5. Counterparts

This Annex may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

SIGNATURES

DOC.COM INC.
By: ___________________________
Name: Charles Nader
Title: Chief Executive Officer
Date: January 21, 2026.

EXECUTIVE
By: ___________________________
Name: Dr. Lesly Kernisant
Date: January 21, 2026.